UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number           0-18173
                                                ______________________________

                           Banknorth Group, Inc.
______________________________________________________________________________
          (Exact name of registrant as specified in its charter)

        100 Bank Street, P.O. Box 5420, Burlington, Vermont  05401
______________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $1.00 per share
______________________________________________________________________________
         (Title of each class of securities covered by this Form)

                                    N/A
______________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(i)     [ ]

     Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(1)(ii)    [ ]

     Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(i)     [ ]

     Rule 12g-4(a)(2)(ii)  [ ]     Rule 12h-3(b)(2)(ii)    [ ]

                                   Rule 15d-6              [ ]


     Approximate number of holders of record as of the certification or notice
date:    0
     __________

     Pursuant to the requirements of the Securities Exchange Act of 1934, Banknorth Group, Inc. (formerly Peoples Heritage Financial Group, Inc.), as successor to Banknorth Group, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    May 11, 2000             By:/s/ Peter J. Verrill
                                     ______________________________________
                                     Peter J. Verrill, Executive Vice
                                     President, Chief Financial
                                     Officer and Treasurer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.